Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator of the

Cincinnati Bell Inc. Savings and Security Plan

We consent to the incorporation by reference in the Registration Statement (No. 333-192226) on Form S-8 of Cincinnati Bell Inc. of our report dated June 24, 2019, with respect to the statements of net assets available for benefits of Cincinnati Bell Inc. Savings and Security Plan as of December 30, 2018, which report appears in the December 30, 2019 annual report on Form 11-K of Cincinnati Bell Inc. Savings and Security Plan.

/s/ Barnes, Dennig & Co., LTD

Cincinnati, Ohio

June 24, 2020